Exhibit 99.1

JONES ENERGY, INC. EXITS ARKOMA BASIN WITH NON-CORE ASSET SALES

Austin, TX — June 22, 2017 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today that it has entered into definitive agreements to sell several non-core assets, including an agreement to sell its Arkoma Basin properties (the “Arkoma Agreement”), for a combined total of up to $70 million, subject to closing adjustments. The Company continues to actively market additional non-core assets.

The Arkoma Agreement represents a sale price of $65 million cash, plus up to a $2.5 million contingent payment based on improving natural gas prices. Other non-core assets sold to-date in 2017 total $2.5 million. Subject to customary closing conditions, the Arkoma transaction is expected to be completed during the third quarter of 2017.  The Company expects to use net proceeds to repay outstanding borrowings under its revolving credit facility.

Jonny Jones, founder, chairman and CEO said, “We continue to execute on our 2017 goals, ramping activity in the Merge and selling non-core assets to reduce our debt and improve our balance sheet. The sale of our Arkoma basin asset and other properties is a significant catalyst in our deleveraging story. The Arkoma represents just 6% of our projected 2017 revenues and we view the deal as an accretive transaction to the Company. I look forward to updating you with additional non-core asset sales as they occur.”

Detring Energy Advisors served as exclusive advisor for the Arkoma asset sale.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko basin of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expected use of proceeds from the transactions contemplated by the Arkoma Agreement, the expected timing of the closing of such transactions, the Company’s continued marketing of non-core assets, and potential aggregate proceeds from sales of non-core assets.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current economic and market conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.